Exhibit 6.1

LEASE

This Lease (“Lease”) is entered on March 16th, 2018 by and between Paramount Square Master Tenant, LLC, an Ohio limited liability company (“Landlord”), having its address for notice purposes at 2170 Gilbert Avenue, Suite 100, Cincinnati, OH 45206 and Esoteric Brewing Company, LLC an Ohio limited liability company d/b/a Esoteric Brewing (“Tenant”) having its address for notice purposes at 3713 Charloe Ct., Cincinnati, Ohio 45227.

1.       LEASE. Landlord leases to Tenant and Tenant leases from Landlord a space of approximately 10,264 square feet located on the first floor of 900 E. McMillan Avenue, Cincinnati, Hamilton County, Ohio 45206 (the “Building”) indicated on the attached Exhibit A (the “Premises”).

Tenant shall also have the nonexclusive right to use the common areas in and around the Building, subject to all easements, covenants, conditions and restrictions of record.

Tenant represents to Landlord that the Tenant Information Sheet attached hereto as Exhibit B accurately reflects current information about Tenant and any guarantors.

Tenant shall use and occupy the Premises for the following purpose only and for no other purpose: Production Brewery, Tap Room, restaurant and related retail. Any significant changes to the overall concept and theme at the Premises shall be subject to Landlord’s approval.

The Premises will be delivered to Tenant in the condition specified in Exhibit C attached to this Lease and made a part of this Lease. Landlord will have the right to approve the Schedule of Work for Build Out prior to construction and to inspect the Premises at all reasonable times. Any subsequent alterations to the Premises will be subject to prior approval by Landlord, in Landlord’s sole discretion.

Tenant acknowledges that (i) Landlord is the master tenant under that certain Master Lease dated as of November___, 2017 (as amended from time to time, the “Master Lease”) made by and between Landlord and Paramount Square, LLC, an Ohio limited liability company (together with its successors and assigns, “Master Landlord”), the owner of the Premises, and that (ii) this Lease is a sublease, subject in all respects to the terms and conditions of the Master Lease.

2.       INITIAL TERM. The original term of this Lease shall be for a period of seven (7) years (the “Base Term”) unless sooner terminated as provided in this Lease. Said term, and Tenant’s obligations hereunder, shall commence on the first to occur of the following dates (such date hereinafter being referred to as the “Commencement Date”): the day the space receives Certificate of Occupancy from the City of Cincinnati.

In the event the Commencement Date shall occur on a day other than the first day of the month, then the term shall commence on the first day of the month next succeeding. However, Tenant shall pay any rent due in advance for the fractional month prior to the commencement of the term on a per diem basis (calculated on the basis of a thirty (30) day month) until the first day of the month when the term commences; and thereafter the rent shall be paid in equal monthly installments in advance on the first day of each month during the term of this Lease. Also, commencing on the Commencement Date, Tenant shall be responsible for maintaining insurance as required to be maintained by Tenant during the term by this Lease, and otherwise to comply with all obligations imposed upon Tenant by the terms of this Lease.

Upon the written request of Landlord or Tenant, the parties shall enter into a written memorandum setting forth the Commencement Date and Lease termination date in such form as shall be provided by Landlord. The parties hereto acknowledge that certain obligations under various provisions hereof may commence prior to the commencement of the Term, and the parties agree to be bound by such provisions prior to the Commencement Date.

3.       OPTION TERM. Provided that Tenant is not in default under the terms of this Lease beyond any applicable cure periods, Tenant shall have the right, privilege and option to renew this Lease for two (2) additional terms of five (5) years (each an “Option Term” and together, the “Option Terms”). The Base Term together with the Option Terms, if any, shall be the “term of the Lease” or “Lease Term” or “Term.”

This Option Term is offered to the original Tenant only. If at any time the business is sold, or the lease sold or assigned, the offer of an Option Term is void.

All of the terms and conditions as set forth in this original Lease shall apply for the Option Term which is hereinafter set forth, and Landlord shall have no obligation to further improve the space. In the event the tenant elects to renew this Lease, it shall notify the Landlord of its intention to renew no later than 180 days prior to the expiration of the then-existing Term, said notification to be in writing. Tenant’s failure to properly exercise such option shall represent a waiver of this option.

Should Tenant not exercise timely its option to renew, Landlord will have the right to place “for rent” signs on the Premises during the last one hundred twenty (120) days of the Lease Term.

See Exhibit E for further detail regarding the Option Term.

4       RENT. During the Initial Term, Tenant shall pay as rent for the Premises to Landlord, in installments, in advance, on a monthly basis on the first day of each month, at the following rates for the time period indicated:

10,264 SF
Months	Rent/sf	Monthly Rent	Annual Rent
1-12	$20.00	$17,107	$205,280
13-24	$20.50	$17,534	$210,412
25-36	$21.00	$17,962	$215,544
37-48	$21.50	$18,390	$220,676
49-60	$22.00	$18,817	$225,808
61-72	$22.50	$19,245	$230,940
73-84	$23.00	$19,673	$236,072

Option Term: Rent for the Option Term shall increase 3% over the rent in each preceding year, beginning with Month 85 (Year 8).

Rent Reduction: At the end of the Base Term and the first Option Term, Tenant shall have the option of retiring all or part of the remaining balance of the Greater Cincinnati Redevelopment Authority loan that was made to the Landlord affiliate as part of the project financing. In the event Tenant chooses to retire the full remaining balance, rent will be reduced by $5.00/SF from the then-current rate. Should Tenant choose to retire a portion of the remaining balance, rent will be reduced accordingly.

5.       SECURITY DEPOSIT/RENT DEPOSIT. Upon mutual execution of the Lease, Tenant will deliver to Landlord a “Security Deposit” in an amount equal to one month’s rent ($17,107.00). Landlord will hold the Security Deposit during the Lease Term including any renewal as security for the performance of this Lease by Tenant. In the event Landlord pays for any Tenant obligations during the Lease Term, Tenant is obligated to replenish the Security Deposit to its initial amount. Landlord may apply the Security Deposit to reimburse Landlord for any damages or expenses arising from a failure by Tenant to follow the provisions of this Lease, including expenses landlord incurred for design planning, pre-construction services, legal fees or other expenses relating to this transaction. The Security Deposit will not be deemed liquidated damages. If Tenant has followed the provisions of this Lease, Landlord will return the Security Deposit to Tenant after the end of the entire Lease Term.

6.       OTHER CHARGES. The parties intend that this be a “gross lease” such that (except for the cost of gas, electricity, and water & sewer consumed in the Premises and such other costs as may be expressly set forth herein as being Tenant’s obligation), Tenant’s share of Building utility costs, maintenance, repair and replacement costs, the cost of insurance maintained by Landlord, real estate taxes and assessments accruing against the Building, and any and all other costs associated with ownership, operation, management and servicing of the Building and the real estate of which it is a part, are included in the annual rent amount set forth above in Section 4 and Landlord at its sole expense shall be responsible for payment of all such amounts as and when due and not bill or pass through the same to Tenant in any way.

From the date the Lease Term begins and continuing through the Lease Term. Tenant’s gas and electric usage will be separately metered and service contracted directly by Tenant. The cost of water and sewage consumed in the Premises shall not be passed through to Tenant, except that the Premises may be submetered for water/sewer at Landlord’s cost and option, in which case Landlord reserves the right to invoice Tenant for its actual water and sewage costs (as measured by such submeter).

Tenant also shall be responsible for cleaning and janitorial services in the Premises, at its cost, as well as the cost of trash removal, grease trap cleaning and servicing, scrubber cleaning and maintenance, servicing of the cooking exhaust hood filters, if applicable, and any telephone, cable or other telecommunication charges.

Landlord and Tenant acknowledge that a new, customized HVAC system shall be installed with the Tenant improvements. Tenant shall procure an HVAC maintenance contract reasonably acceptable to Landlord. Each party’s obligations hereunder shall be contingent upon mutually agreeing to an annual cap on repair and replacements costs related to the HVAC system (the “HVAC Maintenance Cap”) within thirty (30) days after Tenant has delivered to Landlord final HVAC plans. Tenant shall be responsible for repairs up to the HVAC Maintenance Cap annually. Repairs and/or replacement of the HVAC system in excess of the HVAC Maintenance Cap annually shall be the responsibility of Landlord, except to the extent caused by Tenant’s negligence or willful misconduct.

7.       DESIGN AND CONSTRUCTION. Tenant will select and engage, with Landlord’s approval, an architectural firm to prepare space plans, finish selections and design drawings. Landlord, Tenant and the architect will work together to create the design which shall lead to an aesthetically-pleasing interior that fits the image of the Project, at a reasonable cost.

All designs are subject to the mutual approval of Landlord and Tenant, including the space plan, entrance, and all interior décor such as millwork, furniture, fixtures and all decorations.

Landlord will deliver the Premises, at Landlord’s sole expense, with a minimum of 200 amps of electric delivered to the panel, plumbing stubbed to usable location, heating and cooling installed, but not distributed, and fluorescent lights installed. The bathroorn is to be flamed, dry walled and rough plumbed at Landlord’s expense. The remaining finish of the Premises is the responsibility of Tenant with Landlord contributing a Tenant Improvement Allowance, as hereinafter defined.

Landlord will be responsible for obtaining all permits, licenses, inspections, and fees paid to the City’s Building Department, and will construct the Improvements including tap and impact fees, if any. Tenant will be responsible for all governmental approvals, licenses, permits, and fees as required for the intended use.

Landlord will contribute $850,000.00 to the cost of the build-out of the Premises (the “Tenant Improvement Allowance”). Tenant is directly responsible for expending and managing necessary hard and soft cost expenditures not included in the Tenant Improvement Allowance. Tenant is responsible for funding all of these costs including any that are in excess of the Tenant’s Budget, except in the case where cost overruns are a direct result of existing conditions of the Building and/or Premises.

8.       MAINTENANCE AND REPAIR. Tenant will maintain the Premises in good condition and repair (including any necessary replacements), including, without limitation, interior and exterior doors, plate glass, windows, all plumbing and sewage facilities serving only the Premises, electrical systems, all fixtures, hot water heaters, heating, ventilating and air conditioning serving the Premises (whether or not located in the Premises), sprinkler systems, non-structural walls, floors and ceilings, meters serving the Premises, and further excepting any damage caused by the intentional or negligent act or omission of Landlord as to which Landlord will be responsible for the cost of any repair. Tenant will receive the benefits of any warranties that apply.

Tenant will comply with all laws, ordinances, rules and regulations applicable to the Premises and Tenant’s business in the Premises. Landlord is not responsible for damage to any property of Tenant or others located in the Premises, however caused. Landlord at its costs will maintain in good condition and repair the windows of the Premises, all common areas of the Building, the foundation, exterior walls and other load-bearing walls and roof of the Building and the structural portions of the Premises, excepting those items to be maintained by Tenant, and further excepting any damage caused by the intentional act or negligence of Tenant as to which Tenant will be responsible for the cost of any repair. Tenant will not permit any mechanic’s or similar lien to attach to the Premises as a result of any action or inaction of Tenant.

Tenant shall deliver up and surrender to Landlord possession of the Premises upon the expiration or earlier termination of the Term, broom clean, free of debris, in good order, condition and state of repair (except as may be Landlord’s obligation under this Lease, and ordinary wear and tear), and shall deliver the keys to Landlord at the address to which notices to Landlord are to be sent. If not earlier terminated as herein provided, this Lease shall terminate at the end of the term without the necessity of notice from Landlord to terminate the same.

9.       INSURANCE. Tenant will maintain so-called “all risk” insurance covering all trade fixtures, merchandise and personal property in the Premises in an amount sufficient to avoid the application of any co-insurance provision. Tenant will also maintain liability insurance on an occurrence basis with contractual liability coverage naming Landlord and Master Landlord, as additional insureds with limits of not less than One Million Dollars ($1,000,000) combined single limit (or equivalent) or other amount reasonably acceptable to Landlord. General Liability policy should contain a waiver of subrogation in favor of the landlord, and apply on a primary and non contributory basis, with respect to the landlord and master landlord, as additional Insureds. If Tenant is required to maintain Worker’s Compensation insurance under Ohio law, Tenant will maintain Worker’s Compensation insurance at the minimum statutory amount, naming Landlord and Master Landlord as additional insureds. Tenant will also maintain plate glass insurance in the amount of one hundred percent (100%) of the replacement cost of windows and doors in the Premises, naming Landlord and Master Landlord as loss payee. All deductible amounts under Tenant’s insurance policies will be subject to Landlord’s approval, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that in no instance shall Landlord require deductible amounts over $10,000.

If Tenant fails to maintain the insurance required under this Lease, Landlord may do so and Tenant will reimburse Landlord for the cost of such insurance together with interest at a per annum rate of 10% (the “Default Rate”). Tenant will not use the Premises for any purpose that would increase the cost of Landlord’s insurance. Policies of insurance for General Liability and Property will be subject to Landlord’s approval, which shall not be unreasonably withheld, delayed or conditioned. Tenant will deliver a certificate of the insurance required under this Lease to Landlord prior to Landlord’s delivery of possession of the Premises to Tenant and prior to the expiration of any policy of insurance evidenced by such certificate of insurance. Tenant is required to submit proof of insurance to landlord on an annual basis. Proof of insurance can be emailed to mreckman@modelgroup.net and should be submitted on tenant’s policy effective date. The certificate of insurance will state that the insurance will not be cancelled or amended below required limits except upon thirty (30) days prior written notice by the insurance company to Landlord. All such insurance policies will be primary coverages.

At all times during the term of the Lease, Landlord at its sole cost will maintain (a) so-called “all risk” insurance covering the Buildings (but not Tenant’s trade fixtures, merchandise or personal property therein) in an amount not less than its full replacement value; and (b) liability insurance on an occurrence basis with limits of not less than One Million Dollars ($1,000,000.00) combined single limit (or equivalent).

Tenant will indemnify, defend and hold Landlord harmless from and against all matters whatsoever arising out of or in any way from: (a) any failure by Tenant to perform Tenant’s obligations under this Lease, (b) any misrepresentation or misstatement by Tenant in this Lease, or (c) the use of the Premises by Tenant in a manner not authorized in this Lease, unless the loss or damage is caused by the sole negligence or willful act of Landlord. For the purposes of the immediately preceding sentence, only, the term “Tenant” will include Tenant, Tenant’s agents, employees, contractors, licensees, assigns and invitees, and the term “Landlord” will include Landlord, Landlord’s agents, employees, contractors, licensees, assigns, invitees and all of Landlord’s lessors (including Master Landlord and the Port of Greater Cincinnati Development Authority).

Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby expressly waive and release all claims (including all rights of subrogation) against each other, and against the agents and employees of each other, for any loss or damage sustained by each other to the extent such claims are or could be insured against under any standard broad form policy of fire and extended coverage insurance, or under any fire and extended casualty insurance policy maintained by Tenant or Landlord under this Lease or required to be maintained by Tenant or Landlord under this Lease, regardless of whether such policy is in effect at the time of the loss and assuming a zero deductible in all cases, unless the loss or damage is caused by the sole negligence or willful acts of Landlord or Tenant, whichever is applicable. Tenant and Landlord will cause the applicable insurance carriers to Issue appropriate waiver of subrogation rights endorsements to all policies of insurance carried in connection with damage to the Premises or any portions thereof or any personal property thereon; provided, however, that failure to obtain such endorsements shall not affect the release hereinabove given. In addition to the foregoing, all such waivers of any claim, action, or cause of action shall also be effective to any person claiming by, through, or under either Landlord or Tenant.

10.       CASUALTY AND CONDEMNATION. If the Premises is destroyed by casualty or taken by condemnation, at the discretion of the Landlord, the Lease term will end on the date of such occurrence. Tenant will have no interest in any condemnation award made in connection with a condemnation of the Premises. If the Premises is damaged by casualty and such casualty is covered by Landlord’s insurance, then Landlord using the proceeds of such insurance may restore the Premises (excepting Tenant’s property and improvements) to substantially the condition of the Premises immediately before such event. Landlord will have no obligation to restore casualty damage to the Premises if: (a) the damage is not covered by Landlord’s insurance, (b) the damage occurs during the last year of the Lease Term, (c) the damage to the Premises cannot in Landlord’s reasonable judgment be restored within one hundred eighty (180) days from the date of the casualty; or (d) Landlord or Master Landlord’s lender elects to apply the insurance proceeds against the debt secured by the Premises. If Landlord elects not to repair casualty damage to the Premises, then Tenant may terminate the Lease Term by giving written notice to Landlord within one hundred eighty (180) days following the date of the casualty. Should Landlord elect to repair, this Lease will remain in full force and Tenant will repair, restore or replace all of Tenant’s trade fixtures, decorations, signs and contents in the Premises to a condition equal at least to that existing before the casualty. If a casualty causes the Premises to be wholly or partially unusable, and Tenant ceases use of the Premises or a part of the Premises, a proportionate reduction of the Rent will be given from the date of the casualty until the date when the Premises becomes substantially useable or until the effective date of termination of the Lease

Term by Landlord, such allowance will be based on the area of the Premises which is unusable.

11.       ASSIGNMENT AND SUBLEASING. Tenant will not assign, transfer or encumber this Lease or sublet or allow any other person to occupy the Premises without Landlord’s prior written approval, which may not be unreasonably withheld, delayed or conditioned by Landlord. Tenant agrees that Landlord’s rejection of any proposed assignment or subletting will not be deemed unreasonable if such assignment or subletting would cause Landlord, in Landlord’s reasonable discretion, to fail to be in compliance with the provisions of the Master Lease or with any other agreements relating to the financing of the Premises or the Building, or if such assignment or subletting is not approved by Master Landlord. Unless a corporate tenant’s stock is listed on a nationally recognized public stock exchange, a transfer of any of Tenant’s or Guarantor’s stock or a transfer or change of “control” of Tenant or Guarantor, if Tenant or Guarantor is a corporation, or a change in the composition of the persons or entities owning any interest in any non-corporate tenant will be deemed an assignment for the purposes of this section. Tenant will give Landlord any information regarding the proposed assignment or sublease as Landlord may reasonably require. The approval of Landlord to one assignment or subletting will not be deemed an approval to a further assignment or subletting. Landlord may condition Landlord’s approval to an assignment or subletting on such matters as Landlord deems appropriate and in the best interests of the Landlord and the Premises’ adjacent tenants. Tenant will reimburse Landlord for all expenses incurred by Landlord in connection with a proposed assignment or subletting. No assignment or subletting will release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay rent and to perform all other obligations to be performed by Tenant hereunder.

12.       DEFAULT. Tenant will be in default under this Lease if: (a) Tenant fails to make any payment of any amount owed to Landlord under this Lease within five (5) business days after the same is due, (b) Tenant fails to comply with any other provision or covenant of this Lease and does not cure such failure within fifteen (15) days after written notice from Landlord, provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such fifteen (15) day period, such default shall be deemed to have been cured if Tenant commences such performance within a fifteen (15) day period and thereafter diligently undertakes to complete the same, and does so complete the required action within a reasonable time, (c) Tenant deserts, abandons or vacates any substantial portion of the Premises or ceases business for thirty (30) days or longer, except in the event of casualty or as otherwise permitted under this Lease; (d) Tenant makes an assignment for the benefit of creditors or admits Tenant’s inability to pay Tenant’s debts as they become due, (e) a receiver is appointed for all of tenant’s assets, (f) it Tenant files or has filed against it any proceeding relating to bankruptcy or insolvency that, in the case of any involuntary action, is not dismissed within sixty (60) days, (g) Tenant delays any and all processes associated with the build out of the space and such delay continues thirty (30) days after Tenant received written notice of said delay from Landlord, (h) Tenant fails to make selections regarding exterior or interior tenant finishes for build-out of the Premises as and when required by Landlord’s contractor and such failure continues fifteen (15) days after written notice from Landlord or Landlord’s contractor and delays the build-out process, or (i) Tenant violates any use restriction set forth in Section 22 of this Lease and such violation continues ten (10) days after Tenant receives written notice of same from Landlord j) If Tenant’s liquor license is terminated or put on hold and Tenant is not diligently pursuing re-instatement of said liquor license within ten (10) days after termination or the date Tenant’s liquor license has been put on hold. Upon the occurrence of any default by Tenant, Landlord will have the right to pursue all lawful remedies, in law or at equity, including, without limitation, termination of this Lease, termination of Tenant’s right of occupancy without termination of this Lease, suit for specific performance of this Lease by Tenant, and/or an action for rent due and damages. Landlord’s remedies will be cumulative in all events. The listing of the remedies available to Landlord will not be deemed to limit the lawful remedies of Landlord. The prevailing party in any litigation or other proceeding to enforce such party’s rights under this Lease will be entitled in such litigation or proceeding to an award of the costs of such litigation or proceeding, including attorney’s fees and expenses. No failure or delay in exercising any right or remedy by Landlord will operate as a waiver of such right or remedy or preclude further exercise of such right or remedy. Acceptance of rent and/or other charges payable by Tenant to Landlord will not be deemed to be a waiver of any right or remedy of Landlord. Any installment of rent or other charges payable by Tenant to Landlord in arrears thirty (30) days after the same is due will bear interest at the Default Rate.

13.       SUBORDINATION. Subject to the terms herein, this Lease is subordinate to any mortgage, deed of trust or other lien, whether presently existing or hereafter placed on the Premises, and to any renewals, refinancing, extensions and replacements of such mortgage, deed of trust or other lien. Tenant will acknowledge and recognize any purchaser of the Building at a foreclosure or any other sale as the Landlord under this Lease; provided, however, such subordination shall be upon the express condition that the validity of this Lease shall be recognized by the purchaser, and that Tenant’s possession and right of use under this Lease in and to the Premises shall not be disturbed by such purchaser unless and until Tenant shall breach any of the provisions hereof, which breach remains uncured following any applicable cure periods, and this Lease or Tenant’s right to possession hereunder shall have been terminated in accordance with the provisions of this Lease. The subordination of this Lease pursuant to this section will be self-operative. Tenant will give the holder of any mortgage or deed of trust on the Building notice by certified mail of any notice of default delivered by Tenant to Landlord, provided that Tenant has been notified by Landlord or by such holder of the address of such holder. Such holder will have thirty (30) days after receipt of such notice within which to cure such default or such reasonable time as may be necessary to cure such default, if longer than thirty (30) days.

If (i) the holder of a mortgage, any successor, assignee or designee thereof, or any purchaser of the property in a foreclosure or otherwise shall become the owner of the Building, whether through possession or foreclosure action or otherwise, (ii) the Master Lease is terminated and such party succeeds to the rights of Landlord under this Lease (such party so succeeding to Landlord’s rights (herein sometimes called “Successor Landlord”), and (iii) this Lease is not extinguished by such foreclosure or other action, then tenant shall attorn to and recognize Successor Landlord as tenant’s Landlord under this Lease subject to the terms herein. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions, and covenants as are set forth in this Lease and shall be applicable after such attornment, except as set forth in this Section. In the event of such attornment, Tenant recognizes such Successor Landlord shall not be liable for, subject to, or bound by (a) any payment of Rent more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, but only to the extent such prepayments have been delivered to such Successor Landlord, (b) any amendment of this Lease made without the consent of the holder of each mortgage or deed of trust existing as of the date of such amendment, (c) damages for any breach, act or omission of any prior landlord; provided, however, that this provision does not excuse Successor Landlord for its own acts or omissions in violation of this Lease to the extent any such act or omission is continuing after the date Successor Landlord succeeds to the interest of Landlord under this Lease, provided that Successor Landlord shall have a reasonable opportunity to cure the event giving rise to the liability, but in no event more than thirty (30) days; (d) any offsets or defenses which Tenant might have against any prior landlord, except for those offset rights which (i) are expressly provided in this Lease, (ii) relate to periods of time following acquisition of the Premises or other interest in the Lease by Successor Landlord, and as to which (iii) Tenant has provided written notice to Successor Landlord and provided Successor Landlord a reasonable opportunity to cure the event giving rise to such offset event, but in no event more than thirty (30) days; (e) any obligations with respect to construction or completion of any improvements for Tenant’s use and occupancy, or following any fire or casualty, the restoration or repair of any improvement upon the demised Premises, except for Landlord’s obligation to pay the Tenant Improvement Allowance (as defined below); (f) [intentionally deleted], or (g) any assignment or subletting by Tenant made in a manner not expressly permitted under this Lease, unless such assignment or sublease was made with the consent of the holder of each mortgage or deed of trust existing as of the date of such assignment or sublease.

14.       NOTICES. All notices will be made by personal service (against signed receipt), certified mail, or nationally recognized overnight courier service. All notices will be deemed delivered on the date of personal delivery or on the date of first attempt to deliver (as evidenced by the records of the carrier). All notices will be to the addresses set forth at the beginning of this Lease. Either party may change its address for notices by giving notice to the other party as stated in this section.

15.       EFFECT. This Lease may be changed only in writing signed by the parties or their respective successors. This Lease will be binding on the parties and inure to the benefit of the legal representatives, successors and permitted assigns of the parties. This Lease constitutes the entire agreement of the parties with respect to the subject matter of this Lease and supersedes any prior written or oral agreements relating to the subject matter of this Lease. Section headings are not a part of this Lease.

16.       LANDLORD’S LIABILITY. Tenant will look solely to Landlord’s interest in the Building, Including but not limited to any Insurance proceeds relating to the Building, for the collection of any judgment (or other order) requiring the payment of money by Landlord to Tenant, and no other assets of Landlord will be subject to levy, execution or other judicial process for the satisfaction of any claim by Tenant against Landlord.

17.       LEASE CONFIRMATION STATEMENT. No more than once per annum, Tenant will, within fifteen (15) days after requested by Landlord, sign and deliver to Landlord a statement prepared by Landlord certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect as so modified); that Tenant has no defenses, offsets or counterclaims against Tenant’s obligations under this Lease; that there are no uncured defaults of Landlord or Tenant (or, if there are any alleged defenses, counterclaims or defaults, setting them forth in reasonable detail); and the dates to which Rent and the other charges payable by Tenant under this Lease have been paid, which statement may be relied upon by any prospective purchaser or lender. Tenant also shall furnish to Landlord all reports and information requested from time to time by Landlord, upon thirty (30) business days prior written request, for purposes of complying with the Master Lease or with the financing of the Building. Tenant will be liable for all loss and expense resulting from any failure by Tenant to sign any such statement or any material misrepresentation contained in such statement.

18.       QUIET ENJOYMENT. Landlord covenants that it has the full right and authority to make this Lease and that if Tenant pays the rent and performs all of the terms of this Lease, Tenant shall peaceably and quietly enjoy and possess the Premises throughout the term, subject only to the conditions set forth in this Lease.

19.       FORCE MAJEURE. If either Landlord or Tenant is prevented or delayed from performing any obligation or satisfying any condition under this Lease in a timely manner by reason of any condition beyond the reasonable control of such party, then the time to perform such obligation or satisfy such condition will be extended on a day by day basis for the period of delay caused by such event; provided, however, that this section will not apply to the obligations of Tenant to pay the Rent to Landlord under this Lease.

20.       REAL ESTATE COMMISSIONS. Landlord and Tenant each represent that they have not dealt with any broker in connection with the negotiation, execution and/or delivery of this Lease.

21.       SURVIVAL. The obligations of the parties which are to be performed during the Lease term, if not performed prior to the expiration or sooner termination of this Lease or which apply to time periods after termination or expiration of this Lease, as well as the indemnities made by Tenant, will survive termination or expiration of this Lease.

22.       PROHIBITED USES. In addition to the use restrictions set forth elsewhere in this Lease, Tenant will not: (a) permit in or from the Premises any objectionable odor or noise or any nuisance, except for such odor and/or noise that is reasonable and customary for the operation of a brewery; (b) commit waste; (c) permit the Premises to be used for an auction, fire, bankruptcy or going out of business sale; (d) cease active conduct of Tenant’s business in the Premises for more than thirty (30) days without the prior written consent of Landlord, not to be unreasonably withheld; (e) use any portion of the Premises as residential rental property; (f) engage in any trade or business consisting of the operation of, or otherwise permit the use of any portion of the Premises for, any private or commercial golf course, country club, massage parlor, hot tub facility, suntan facility, racetrack or other facility used for gambling, or any store the principal business of which is the retail carry-out sale of alcoholic beverages for consumption off premises, excluding the sale of bulk beverages brewed or otherwise produced on the Premises; (g) permit the development or holding of intangibles for sale or license; or (h) use, store, manufacture, dispose of or discharge any hazardous materials in, at or from the Premises. As used in this section, “hazardous materials” means any substances or materials the use, transportation, storage, manufacture or disposal of which is governed by laws treating the quality of the environment, and will include asbestos and petroleum products. Use of hazardous materials in accordance with law in amounts appropriate to and necessary for the use of the Premises permitted by this Lease will be permitted. Accordingly, Tenant agrees to indemnify Landlord and hold it harmless for any costs and/or liabilities including without limitation reasonable attorneys’ fees, arising from Tenant’s release of any hazardous materials or failure to comply with applicable environmental laws. Tenant first shall obtain the written consent of Landlord prior to (i) expanding the area of the Premises associated with the sale of alcoholic beverages for off-premises consumption beyond 5% of the total square footage of the Premises, (ii) expanding Tenant’s sales of alcoholic beverages for off-premises consumption beyond 10% of total sales from the Premises during any calendar year, or (iii) selling lottery tickets on the Premises. Consent is subject to Landlord’s sole and absolute discretion.

Tenant shall not (i) carry on any activity that could cause any part of the Premises or the Building to be “tax-exempt use property” (as that term is used in Section 168(h) of the Internal Revenue Code) or “residential rental property” (as defined in Section 168 of the Internal Revenue Code) or (ii) use the Premises or the Building to engage in the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, suntan facility, racetrack, off-track betting facility or other facility used for gambling; or any store the principal business of which is the retail carry-out sale of alcoholic beverages for consumption off premises, excluding the sale of bulk beverages brewed or otherwise produced on the Premises, or fireworks; farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code and the related Treasury Regulations), or any one or more of the following activities: shooting gallery, adult bookstore or facility selling or displaying obscene or pornographic books, literature or videotapes or movies (materials shall be considered “adult”, “obscene” and “pornographic” for such purposes if the same are not generally available for sale, rental or display to human persons under 18 years old because they explicitly deal with or depict human sexuality or are otherwise intended to appeal to prurient interests); any establishment that provides striptease or topless entertainment; bingo or similar games of chance (excluding such games conducted by a charitable organization as part of a fundraising activity); video game or amusement arcade, except as an incidental part of another primary business; pawn shops or establishments, a primary business or service of which is cashing checks; any marijuana dispensary, so-called “head shop” or store that sells bongs, coke spoons, roach clips or other drug paraphernalia; a flea market; any political campaign or party office; or any illegal use (collectively, (i) and (ii) in this paragraph, and all other prohibited uses set forth in the preceding paragraph of this Section 22, are referred to as the “Use Restrictions”). Any violation of the Use Restrictions shall constitute an event of default of this Lease and shall permit Landlord to immediately terminate this Lease to the extent permitted by applicable law, including any minimum notice requirements thereof.

23.       SIGNAGE. All signs and window displays will require the prior written approval of Landlord, which shall not be unreasonably withheld, delayed or conditioned, and will comply with Landlord’s sign criteria, applicable ordinances and other governmental restrictions. The determination of such requests and the prompt compliance will be the responsibility of Tenant.

Tenant may install one exterior sign for each entrance of a design to be approved by Landlord, said approval to be not withheld unreasonably. Cost of sign installation will be included as part of the Tenant Improvement Allowance. Tenant shall be responsible for all governmental permits relative to signage, but Landlord agrees to cooperate with Tenant in seeking such permits.

Tenant will be responsible for the cost of properly repairing all damage to the Building or Premises storefront caused by the installation and removal of signage.

24.       TRASH REMOVAL. Tenant shall be responsible for all trash removal from the Premises. Trash dumpster locations will be chosen by the Landlord. Dumpster locations will be located no further than two blocks from the Premises. Tenant may be subject to a proportionate fee for additional trash removal services.

25.       RECORDING. Landlord or Tenant may record a Memorandum of this Lease upon written notice to the other.

26.       LANDLORD CONTINGENCY. This Lease is contingent upon satisfactory review of Tenant’s and Guarantor’s financial statements, business and personal tax returns, creditworthiness and background check; provided however, that if Landlord does not deliver written notice of termination of this Lease based upon failure of this contingency within fifteen (15) days after the Lease is mutually executed, this contingency shall be deemed satisfied and forever waived.

27.       OWNERSHIP. The parties acknowledge that Landlord does not own fee simple title to the Premises, but Instead has sole use and occupancy and control of the Premises, including but not limited to the right to enter into this Lease, pursuant to certain master leases (the “Master Leases”). Landlord shall not take any action under the Master Leases that would impair or jeopardize this Lease of the rights of Tenant hereunder.

28.       PARKING. Landlord shall provide unreserved parking sufficient to meet applicable zoning and/or building code provisions and as required for Tenant’s intended use.

29.       TENANT EXCLUSIVE. Landlord shall not lease any space in the Building for operation of a brewery, distillery, tap room, restaurant or other establishment serving alcohol. Additionally, neither Landlord nor its affiliates (including Model Group and/or any subsidiaries) shall develop, lease or operate any space within five (5) miles of the Premises for a brewery, distillery or tap room.

30.       LANDLORD’S RIGHT OF ENTRY AND USE. Upon at least 24 hours prior verbal or written notice to Tenant (except in an emergency, in which event no advance notice shall be required), Landlord and its agents, representatives, and contractors may enter into or upon any part of the Premises at any reasonable time to Inspect the condition, occupancy or use thereof and to make repairs to the Premises and the Building, including any spaces adjoining the Premises; provided, however, Landlord agrees to enter the Premises with due regard for Tenant’s business operations and at times and in a manner that minimizes disturbance thereto.

IN WITNESS WHEREOF the parties and the Guarantors have executed this Lease as of the day and year first above set forth.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE FOR LEASE

Between

Paramount Square Master Tenant, LLC

And

Esoteric Brewing Company, LLC

LANDLORD:

Paramount Square Master Tenant, LLC

By: Paramount Square Associates, LLC, its managing member

By:	/s/ Robert L. Maly
Name:	Robert L. Maly
Title:	Senior Vice-President

STATE OF OHIO, COUNTY OF HAMILTON, ss:

The foregoing instrument was acknowledged before me this 16th day of May, 2018, by Robert L. Maly, the Senior Vice-President of Paramount Square Associates, LLC, the managing member of Paramount Square Master Tenant, LLC, on behalf of the limited liability company.

/s/ Kelly A. Clark
Notary Public

TENANT:

Esoteric Brewing Company, LLC

By:	/s/ Brian Jackson
Name:	Brian Jackson
Title:	Owner

STATE OF OHIO, COUNTY OF HAMILTON, ss:

The foregoing instrument was acknowledged before me this 14th day of May, 2018, by Brian Jackson, the Owner of Esoteric Brewing Company, LLC, on behalf of the limited liability company.

/s/ Michael Yosafat
Notary Public

EXHIBIT A

 DEPICTION OF THE PREMISES (TAPROOM)

EXHIBIT A

 DEPICTION OF THE PREMISES (BASEMENT)

EXHIBIT B

TENANT INFORMATION

Tenant #1

A.	Name:	Date of Birth:
	Home Phone:	Social Security #:
	Home Address:	Driver’s License #:
How long at this address? _____________________ Own: __ Rent: __
	Mortgage Co.:	Landlord:

	Address:	Address:
	Phone #:	Phone #:

B.	Previous Address:

How long at this address?_______________ Own:________ Rent:___

C.	Employer Name:		Phone #:
	Address:		Position: _________ How long employed? _________
	Contact?	_______Yes ______No	Phone #:

D.	Bus. Name:

Bus. Type:	How long in business?
Address:	How long at this address?

TENANT OPERATING ENTITY

A.	Corp. Name:	Phone #:
Bus. Type:	How long in business?
Address:	How long at this address?_____ Own:___ Rent: _____
	Mortgage Co.:	Landlord:

	Address:	Address:
	Phone #:	Phone #:

B.	Corporation Officers:
	Name:	Name.
	Title:	Title:
Social Security #:	Social Security #:
Address:	Address:
Home Phone #:	Home Phone #:

REFERENCES

A.	Credit References:
	Name of Reference:	Name of Reference:
	Address:	Address:
	Phone #:	Phone #:
	Acct. # and Type:	Acct. # and Type:

B.	Banking References:
	Name Account:	Name Account:
	Name of Reference:	Name of Reference:
	Phone #:	Phone #:
	Acct. # and Type:	Acct. # and Type:

Background Check:

I hereby authorize all corporations, companies, credit agencies, government agencies, and persons to disclose information they may have about me to Paramount Square Master Tenant, LLC, and/or its agents or assigns, and release all persons or companies from liability or responsibility for doing so. Further I authorize the procurement of a consumer report and/or credit check and understand that such reports may contain information about my background, character and personal reputation.

Tenant	Co- Tenant

Tenant	Co- Tenant

EXHIBIT C

BUILDOUT OF THE PREMISES

Landlord will provide Tenant a Tenant Improvement Allowance of up to $850,000.00 (“Tenant Improvement Allowance”). Tenant Improvement Allowance shall be disbursed only in accordance with monthly construction draws. Tenant agrees to cover any costs that exceed the Tenant Improvement Allowance. Landlord shall have a lien on all fixtures.

Landlord will not be responsible for any cost overruns caused by changes in scope directed by Tenant. If the construction costs total less than $850,000.00, then the Tenant Improvement Allowance shall be reduced accordingly. The Tenant Improvement Allowance is to be used on the following conditions.

Both Landlord and Tenant agree that their investment amounts are based on the Construction Budget attached hereto as Exhibit D.

Tenant Improvement Allowance may be used for the following:

A.	Hard Cost Improvements:
1.	Hard construction of improvements, including signage but not including Tenant furniture, fixtures and equipment
2.	Equipment that is attached and fixed to the space
B.	Soft Cost Improvements:
1.	Architectural Fees
2.	Permits
3.	Contingency

Landlord and Tenant further agree to the following:

1.       Landlord will deliver the Premises, at Landlord’s sole expense, with a minimum of 200 amps of electric delivered to the panel, plumbing stubbed to usable location, heating and cooling installed, but not distributed, and fluorescent lights installed. Bathroom to be framed, dry walled and rough plumbed at Landlord’s expense.

2.       Tenant shall provide Landlord with final Construction Documents including all working drawings, specifications, selections, etc. that describe the full scope of work included in the Tenant Improvements. Landlord and Tenant must approve final plans and specifications. Landlord reserves the right to make changes and adjustments to the specifications and working drawings, with approval of Tenant, provided however that said changes and adjustments shall not unreasonably delay, prevent or condition Landlord’s final approval of said plans and specifications.

3.       Tenant will select, with Landlord approval, and engage an architectural firm to prepare space plans, finish selections and design drawings. Landlord, Tenant and the architect will work together to create and design which shall lead to an aesthetically-pleasing interior that fits the image of the Project, at a reasonable cost. The parties will endeavor to ensure that the cost of contractors, subcontractors, and materialmen participating in the Tenant improvements are at competitive market rates.

4.           All designs are subject to the mutual approval of Landlord and Tenant, including the space plan, entrance, equipment selection, and all interior décor such as millwork, furniture, fixtures and all decorations.

5.           Tenant Improvement Allowance will be applied toward obtaining all permits, licenses, inspections, and fees paid to the City’s Building Department. Tenant will be responsible for all governmental approvals, licenses, permits, fees, etc. relating to any other governmental entity and appropriate and required to open for business.

6.           Unless additional costs are delegated in writing by one party to the other, and such delegation is accepted in writing, each party will be wholly and solely responsible for its designated portion of the costs and neither party will have recourse to the other in the event of overruns and/or shortfalls. Nor will either party have the right to specify, without the consent of the other party, more expensive items that may cause budget overruns to occur.

7.           INTENTIONALLY OMITTED.

8.           Construction of Improvements are subject to the terms and conditions contained herein, Landlord and Tenant will work together to construct the Improvements in accordance with (i) the Improvement Plans (as approved by Landlord in accordance with this Agreement), (ii) the requirements of this Agreement, and (iii) the laws and regulations relating to the State of Ohio and Federal Historic Tax Credits, and (iv) the requirements of applicable federal, state and local laws, including the ordinances and regulations of the City of Cincinnati. Landlord cannot be held responsible for revisions to plans, subsequent to initial Landlord approval, that are required to remain in compliance with historic preservation standards.

9.           The construction will be performed by the Landlord and/or Landlord’s assigns. The Tenant’s contribution toward the hard costs, if any, will be paid out by Tenant as the Landlord invoices the Tenant for his share of the hard costs. The Tenant will make checks payable to the Landlord within fifteen (15) days of receipt and Landlord will make payment to the contractor.

10.         Tenant’s contractors, if any, must be approved by Landlord prior to the start of Tenant’s construction, which approval shall not be unreasonably withheld, delayed or conditioned.

11.         All work will be done in accordance with all laws, statutes, ordinances, rules and regulations of every governmental entity having jurisdiction over the Premises.

12.         Landlord and Tenant’s contractors, if any, will make no penetrations through the floor or roof membrane without Landlord’s prior written consent which shall not be unreasonably withheld, delayed or unconditioned. If consent is granted, Contractor will use Landlord’s original contractor of the building to perform the work.

EXHIBIT D

CONSTRUCTION BUDGET

Budget will be provided to Tenant by Landlord upon completion of initial concept design and estimating by Landlord’s construction provider.

EXHIBIT E

RENEWAL

Tenant will have the right to renew the Lease Term for the renewal term(s) (“Option Term(s)”) on the following conditions:

1.           Tenant must give written notice of Tenant’s intent to renew at least 180 days before the expiration of the initial Lease Term or the Option Term then in effect, as the case may be.

2.           Tenant shall not be in default beyond any applicable cure periods as of the date of exercise of the right to renew and on the date any Option Term begins.

3.           The number of Option Terms is Two (2). The Option Terms are for a period of five (5) years each beginning on the first day following the initial Lease Term, or the Option Term, as the case may be.

4.           All of the provisions of the Lease will apply to an Option Term except:

A.	Landlord has no obligation to improve the Premises.
B.	The Rent during the Option Term will be as follows:

Option Term(s) 10,264 SF
Months	Rent/sf	Monthly Rent	Annual Rent
Option Term 1
85-96	$23.69	$20,262.85	$243,154.16
97-108	$24.40	$20,870.13	$250,441.60
109-120	$25.13	$21,494.53	$257,934.32
121-132	$25.88	$22,136.03	$265,632.32
133-144	$26.66	$22,803.19	$273,638.24
Option Term 2
145-156	$27.46	$23,487.45	$281,849.44
157-168	$28.28	$24,188.83	$290,265.92
169-181	$29.13	$24,915.86	$298,990.32
182-193	$30.00	$25,660.00	$307,920.00
194-205	$30.90	$26,429.80	$317,157.60

C.	No additional rights to renew will be given by the exercise of the right to renew.

5.           If Tenant attempts to assign the Lease or sublet the Premises without Landlord’s prior approval, the Lease and any right to renew will lapse and become void.

EXHIBIT E

Guaranty

The undersigned (“Guarantors”) are the Managing Members of the Tenant in the foregoing Lease and in order to induce the Landlord to enter in the Lease and to rent the premises to the Tenant, and in consideration of the Landlord doing so, which directly benefits Guarantor in Guarantor’s relationship to Tenant, Guarantor hereby unconditionally and irrevocably guarantees the Tenant’s performance of all of its obligations under the Lease during the Base Term and only the Base Term, including its obligation to pay rent. Guarantor agrees that this is a guaranty of payment and not of collection. Guarantor understands that if the Tenant fails to pay any rent or other amounts due to the Landlord, Guarantor will be personally responsible for paying such amounts to the Landlord.

The Guarantor consents and agrees that, without notice to the Guarantor and without affecting or impairing the obligations of the Guarantor hereunder, Tenant and Landlord may amend or alter the terms of the Lease, extend or renew the term, modify Tenant’s obligations under this Lease, and make any other changes to the Lease to which Landlord and Tenant agree.

In the case of the death of the Guarantor, or if Guarantor files or is adjudicated to be bankrupt, or upon an assignment for the benefit of Guarantor’s creditors, or Guarantor admits its inability to pay debts as they become due, or a receiver is appointed for Guarantor’s assets, then if a substitute Guaranty acceptable to landlord is not provided to landlord within 30 days of such event, it shall be deemed an event of default under the Lease.

This Guaranty has been delivered and accepted at and will be deemed to have been made at Cincinnati, Ohio and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio. Guarantor hereby irrevocably agrees and submits to the exclusive jurisdiction of any state or federal court located within Hamilton County, Ohio, to bring an action or otherwise exercise a right or remedy, and Guarantor waives any objection based on forum non conveniens and any objection to venue of any such action or proceeding. Guarantor hereby irrevocably consents that all service of process be made by certified mail directed to Guarantor at its address set forth herein for.

WAIVER OF JURY TRIAL: GUARANTOR WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS LEASE OR THE OBLIGATIONS UNDER THE LEASE. GUARANTOR REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLING AND VOLUNTARILY GIVEN.

Signatures on Following Page

EXHIBIT E

Signature Page

Guaranty

Guarantor’s Signature	/s/ Marvin Abrinica	Date	5/30/18
Marvin Abrinica

STATE OF OHIO, COUNTY OF HAMILTON, ss:

The foregoing was acknowledged before me this 30th day of May, 2018, by Marvin Abrinica, Guarantor of the Lease provided above.

/s/ Gail Bunnell
Notary Public

Guarantor’s Signature	/s/ Brian Jackson	Date	05/31/18
Brian Jackson

STATE OF OHIO, COUNTY OF HAMILTON, ss:

The foregoing was acknowledged before me this 31st day of May, 2018, by Brian Jackson, Guarantor of the Lease provided above.

/s/ Michael Yosafat
Notary Public